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                                                                    EXHIBIT 2.2

                             STOCK OPTION AGREEMENT

         This is a Stock Option Agreement (the "Agreement") dated March 14, 2000 between LHS Group Inc. (the "Company"), a Delaware corporation, and Sema Group plc ("Sema"), an English company, relating to an option granted by the Company to Sema.

         The Company is granting Sema the Option which is the subject of this Agreement in order to induce Sema to enter into a Plan and Agreement of Merger (the "Merger Agreement") dated the same date as this Agreement among the Company, Sema and SG Acquisition Corporation, a Delaware corporation.

         The Option is granted on the following terms:

                  1. Grant of Options. The Company hereby grants to Sema an irrevocable option (the "Option") to purchase up to 10,141,250 shares of common stock, par value $.01 per share, of the Company ("Company Common Stock"), or such other number of shares as are 17.5% of the shares of Company Common Stock which are outstanding on the first day on which the Option is exercised (the shares of Company Common Stock which may be purchased by exercising the Option being "Option Shares"). The purchase price which Sema will pay for each Option Share as to which the Option is exercised (the "Exercise Price") will be the amount equal to the Market Value of 2.6 ordinary shares of Sema ("Sema Ordinary Shares") on the day the Option is exercised. For the purposes of this Agreement, the Market Value of a Sema Ordinary Share on a day will be the average of the closing price of a Sema Ordinary Share on The London Stock Exchange Limited (the "LSE") on each of the ten consecutive LSE trading days ending with, and including, the LSE trading day before that day. The Option Shares are subject to adjustment as provided in Paragraph 6.

                  2. Expiration of Option. Sema may exercise the Option, in whole or in part, and from time to time, at any time prior to the time (the "Expiration Time") which is 5:00 p.m., Atlanta, Georgia time, on the earlier of
(i) the day on which the Merger Agreement is terminated and (ii) the Effective Time of the Merger, except that if on, or within 10 business days before, the day on which the Option would otherwise expire, there is a judgment, order or decree of a court or governmental agency which prevents Sema from exercising the Option or the Company from issuing shares upon exercise of the Option, the Expiration Time will be extended until 5:00 p.m. Atlanta, Georgia time, on the day which is 10 business days after the day on which that impediment to exercise or issuance has been removed.

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                  3.       Manner of Exercise. In order to exercise the Option,
Sema must give the Company a written notice (an "Exercise Notice") prior to the Expiration Time specifying (i) the total number of Option Shares Sema intends to purchase through exercise of the Option and (ii) a place and date (a
"Closing Date"), not earlier than three business days nor later than ten business days after the day on which the Exercise Notice is given, for the closing of the purchase of the Option Shares as to which the Option is being exercised (a "Closing"), except that if holding the Closing within that time period would violate applicable law (including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act")), the Closing Date will be adjourned to the day which is the business day after the earliest day on which the Closing could be held without violating applicable law.

                  4. Payment and Delivery of Certificates. (a) On each Closing Date, (i) Sema will (x) deliver to the Company evidence that Sema has made a wire transfer of immediately available funds to a bank account designated by the Company in an amount equal to the par value of the Option Shares being purchased on that Closing Date and (y) deliver to the Company a note (a "Purchase Note"), which will mature one year after the Closing Date, will bear interest, payable quarterly, at the rate from time to time which is the prime rate reported in The Wall Street Journal, and will be secured by a security interest in the Option Shares for which it is part of the payment, in the principal amount equal to the amount by which (A) the Exercise Price multiplied by (B) the number of Option Shares being purchased on that Closing Date exceeds (C) the par value of those Option Shares, and (ii) the Company will deliver to Sema certificates, registered in Sema's name, representing the Option Shares which are being purchased at the Closing. Sema will take all steps (including delivering to the Company the certificates representing Option Shares) which are necessary to give the Company a perfected security interest in the Option Shares securing a Purchase Note, which will be prior to any security interests Sema might grant in those Option Shares.

                           (b)      At each Closing, Sema will deliver to the
Company a letter stating that Sema is acquiring the Option Shares for investment, and not with a view to their resale or distribution.

                           (c)      Certificates representing the Option Shares
which are delivered at a Closing may bear a legend substantially as follows:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE


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                  SOLD OR TRANSFERRED OTHER THAN IN A TRANSACTION WHICH IS
                  REGISTERED UNDER THAT ACT OR IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THAT ACT. THE SHARES ARE ALSO SUBJECT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED MARCH 14, 2000 BETWEEN LHS GROUP INC. AND SEMA GROUP PLC.

The Company will deliver substitute certificates representing Option Shares which do not bear a legend at any time when (i) all the Option Shares may be sold without registration under the Securities Act of 1933, as amended (the "Securities Act") and (ii) the Company Purchase Option described in Paragraph 13 has expired.

                  5. Company's Representation and Warranty. The Company represents and warrants to Sema that (a) the Company has taken all necessary corporate and other action to authorize the grant of the Option and has reserved from its authorized but unissued shares the maximum number of shares the Company may be required to issue upon exercise of the Option and (b) when Option Shares are issued upon exercise of the Option, they will be duly authorized, validly issued, fully paid and non-assessable shares of Company Common Stock, and will not be subject to any liens, encumbrances, pre-emptive rights or claims of any persons.

                  6. Adjustments of Option Shares. (a) If after the date of this Agreement, the Company splits, consolidates or reclassifies the Company Common Stock, enters into a merger or other transaction, or makes a distribution to holders of the Company Common Stock of additional Company Common Stock or other securities, cash or other assets (other than payment by the Company of cash dividends permitted by the Merger Agreement), so that holders of record of Company Common Stock on a day before the Option expires receive additional Company Common Stock or other securities, cash or other assets, or a combination of them, instead of, or in addition to, the Company Common Stock as it exists on the date of this Agreement, upon exercise of this Option after any of those occurrences, Sema will receive with regard to each Option Share as to which the Option is exercised (upon payment of the Exercise Price for that Option Share) the securities, cash and other assets which a person who held a share of Company Common Stock immediately before the first of those occurrences would have owned or been entitled to receive on the day the Option is exercised if the person had retained the share of Company Common Stock and had not disposed of anything the person received as a result of the split, share consolidation, share reclassification, merger or other transaction, or distribution.


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                           (b)      If, because of this Paragraph 6, Sema
becomes entitled to receive on exercise of the Option securities, cash or other assets in addition to, or instead of, shares of Company Common Stock, the term "Option Shares" will be deemed to include those securities, that cash or those other assets.

                  7. Sema will not, as holder of the Option, be entitled to vote, to receive dividends or to have any other of the rights of a shareholder of the Company, before the Option is exercised. When the Option is exercised, the persons in whose names the Option Shares purchased through exercise of the Option are to be issued will be deemed to be the holders of record of those Option Shares for all purposes, and to have all the rights of the holders of record of those Option Shares, even if certificates representing those Option Shares are not issued.

                  8. Reservation and Listing of Shares. (a) The Company will at all times reserve and keep available for issuance upon exercise of the Option a number of shares of Company Common Stock equal to the maximum number of shares of Company Common Stock the Company may be required to issue upon exercise of the Option.

                           (b)      The Company will take all steps which are
necessary so that all the shares of Company Common Stock (or other securities) which the Company may be required to issue on exercise of the Option will, upon issuance, be listed on each securities exchange and quoted on each automated quotation system on which the Company Common Stock is (or those other securities are) listed or quoted.

                  9. Fractional Shares. The Company will not be required to issue any fraction of a share upon exercise of the Option. In any case in which Sema would, except for the provisions of this Paragraph, be entitled to receive a fraction of a share upon exercise of the Option, the Company will, upon exercise of the Option, issue the maximum number of whole shares it is required to issue, and the Company will pay Sema cash in lieu of the fraction of a share based upon the last reported sale price (or if there is none, the mean of the high bid and low asked prices) of the Company Common Stock on the day the Option is exercised.

                  10. Regulatory Requirements. The Company and Sema each will, as promptly as practicable, do all things in its power to enable the Option to be exercised without violating any law or regulation of any governmental agency, including making any required filings under the HSR Act and any other applicable law, supplying as promptly as practicable any other additional information which may be requested by the Federal Trade Commission or the Department of Justice in connection with the filing under the HSR Act, or by any other


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governmental agency in connection with any filing under any applicable law, and taking all reasonable actions which are necessary to cause the waiting periods under the HSR Act and any other applicable law to expire or be terminated as soon as practicable.

                  11. Limitation of Profit. (a) Under no circumstances may Sema's Total Profit (as defined below) exceed $105 million (the "Maximum Profit"). If Sema's Total Profit would exceed the Maximum Profit, Sema will pay to the Company in cash the difference between Sema's Total Profit and the Maximum Profit, so that Sema's realized Total Profit will not exceed the Maximum Profit.

                           (b)      As used in this Agreement, the term "Total
Profit" means (i) the total of any amount by which the cash and the fair market value of any other property received by Sema upon sale of Option Shares (or securities into which they are converted or exchanged) exceeds (x) the total amount paid by Sema for those Option Shares (or other securities), valuing Purchase Notes at their principal amounts, plus (y) any amounts received by Sema from the Company for canceling the Option in whole in part, plus (z) any sum that is paid by the Company to Sema pursuant to Paragraph 8.1(a), (b) or
(c) of the Merger Agreement, minus (ii) any amounts previously paid by Sema to the Company pursuant to this Paragraph 11.

                           (c)      Nothing in this Paragraph 11, or any place
else in this Agreement, will affect Sema's right to receive, or affect the Company's obligation to pay, any sum required to be paid under Paragraph 8.1(a), (b) or (c) of the Merger Agreement, except to the extent this Paragraph 11 would require Sema to repay to the Company the amount by which a payment under Paragraph 8.1(a), (b) or (c) would cause the Total Profit realized by Sema when it receives the payment, including the amount of the payment, to exceed the Maximum Profit.

                           (d)      For the purposes of this Agreement, the
fair market value of property other than cash will be as agreed upon by the Company and Sema or, if they cannot agree, as determined in good faith by an independent nationally recognized investment banking firm selected by Sema and reasonably acceptable to the Company.

                           (e)      This Paragraph 11 will not apply to any
sale of Option Shares (or securities into which they are converted or exchanged) which takes place after the Company Purchase Option described in Paragraph 12 expires.

                  12. Company Purchase Option. (a) the Company will have the option (the "Company Purchase Option"), which will be exercisable by a notice given to Sema not earlier


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than the date provided in Paragraph 2 on which the Option expires (whether or not the Option has been exercised before that date) and not later than the ninetieth day after that Option expiration date, to purchase all (but not less than all) the Option Shares which Sema purchased through exercise of the Option for the sum per Option Share such that Sema's Total Profit if the Company Purchase Option were exercised with regard to all the Option Shares would be the Maximum Profit.

                           (b)      The Company will pay the exercise price of
the Company Purchase Option (i) by crediting it against the principal sum of, and accrued but unpaid interest on, the Purchase Notes and (ii) to the extent there is any excess, by wire transfer of immediately available funds to an account specified by Sema.

                           (c)      On a day specified by the Company in the
notice of exercise of the Company Option, which will be not fewer than three nor more than ten business days after the day on which that notice is given,
(i) the Company will deliver to Sema a document acknowledging the credits against the Purchase Notes, and evidence of any required wire transfers, constituting payment of the exercise price of the Company Purchase Option, and
(ii) Sema will deliver to the Company properly endorsed certificates representing all the Option Shares, or whatever other documents are necessary to transfer ownership of the Option Shares to the Company.

                           (d)      Sema will not sell or transfer any Option
Shares (other than to a subsidiary which agrees to hold the Option Shares subject to this Paragraph 12) until the Company Purchase Option expires, except that if somebody makes a tender offer or exchange offer for at least 50% of the outstanding shares of Company Common Stock which is recommended by the Company's Board of Directors, (i) Sema may tender Option Shares in response to that tender offer or exchange offer, (ii) when the tendered Option Shares are accepted by the person who makes the tender offer or exchange offer, they will no longer be subject to the Company Purchase Option, and (iii) the proceeds received by Sema as a result of the tender of Option Shares in response to the tender offer or exchange offer will not be subject to the Company Purchase Option (but will be subject to Paragraph 12 of this Agreement).

                  13. Registration. (a) The Company will, at the request of Sema or any subsidiary of Sema which owns Option Shares (together "Owners"), at any time or times within two years after the Closing of an exercise of Option, as promptly as practicable prepare and file with the Securities and Exchange Commission up to two registration statements under the


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Securities Act relating to Option Shares or other securities issued with regard to them, if registration is necessary with regard to a sale or other disposition of any or all of the Option Shares or other securities that are held by the Owners, and the Company will use all reasonable efforts to cause those Option Shares or other securities to be qualified under any applicable state securities laws. The Company will use all reasonable efforts to cause each registration statement which it files to become effective as promptly as practicable and to keep each of those registration statements effective for at least 90 days after the day on which it first becomes effective, or until such earlier date as all the Option Shares or other securities which are the subject of the registration statement have been sold. The obligation of the Company to file a registration statement under this Paragraph and maintain its effectiveness may be suspended for a period not exceeding 90 days in total if the Board of Directors of the Company determines in good faith that the filing of the registration statement or the maintenance of its effectiveness would require a disclosure of non-public information that would materially and adversely effect the Company (but in no event may the Company exercise this right more than once in any 12 month period). The Company will pay all expenses of the preparation and filing of the registration statements required by this Paragraph, but the Company will not be required to pay any underwriting discounts, commissions, brokers fees, or fees and disbursements of the Owners' counsel with regard to any registration. The Owners will provide all information reasonably requested by the Company for inclusion in any registration statement required by this Paragraph.

                           (b)      If at any time within two years after the
first Closing of an exercise of the Option, the Company registers any of its Common Stock under the Securities Act (other than on Form S-4 or Form S-8, or any successor form), it will give the Owners at least 20 days prior notice of its intention to file the registration statement, and will permit the owners to include Option Shares or other securities they acquire on exercise of the Option in the securities to which the registration statement relates, except that if the managing underwriters of an offering by the Company inform the Company in writing that in their opinion the number of Option Shares or other securities the owners asked to include in the registration exceeds the number which can be sold in the offering without adversely affecting the offering price, the owners will reduce the Option Shares or other securities which are included in the registration statement to the maximum number the managing underwriter believes can be included without adversely affecting the offering price. A registration under this Subparagraph (b) will not affect the right of the Owners to registrations under Subparagraph (a).


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                           (c)      In connection with any registration of
Option Shares, the Owners and the Company will provide each other and any underwriter with customary representations, warranties, covenants, indemnifications and contribution.

                  14. Change of Meeting Record Date. If Sema exercises the Option at any time before the latest to occur of (i) the business day after the day on which the Registration Statement (as that term is defined in the Merger Agreement) becomes effective, (ii) the tenth day after the day on which the Company gives Sema a notice under Paragraph 4.6(d) of the Merger Agreement,
(iii) the tenth day after the day on which the Company gives Sema a notice under Paragraph 4.6(e) of the Merger Agreement, (iv) the tenth day after the day on which the Company notifies Sema that its Board of Directors has determined that it is required by its fiduciary duties to state that it no longer recommends that the stockholders of the Company vote in favor of the Merger or related matters, the Company will, at Sema's request made when Sema exercises the Option, change the record date for the Company Merger Shareholders Meeting to a day which is not earlier than the day after the day on which Sema becomes the record owner of the Option Shares which Sema purchases through its first exercise of the Option.

                  15. Enforcement. The parties agree that irreparable damage would occur if either of them fails to perform in all material respects all its obligations under this Agreement, including, but not limited to, the Company's obligations under Paragraph 14. Accordingly, each party agrees that the other of them will be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which it is entitled. Each party also waives any requirement that the other party secure or post a bond in connection with its obtaining any equitable relief.

                  16. Captions. The captions of the Paragraphs of this Agreement are for convenience only, and do not affect the meeting or interpretation of this Agreement.

                  17. Restrictions on Share Acquisitions. The Company waives any restrictions in any agreement on Sema's acquiring Company Common Stock or other securities of the Company to the extent necessary to permit Sema to exercise the Option and purchase the Option Shares or other securities as provided in this Agreement.

                  18. Assignments. Sema may not assign the Option or any other of its rights under this Agreement, other than to a wholly owned subsidiary of Sema, without the prior written consent of the Company, and any attempted assignment not permitted by this Paragraph will be void. If Sema assigns its rights under this Agreement, (i) the assignment will not be effective


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until the assignee delivers to the Company a document in which the assignee notifies the Company of the assignment and agrees to be bound by the provisions of this Agreement, including the Company Purchase Option, and (ii) after the assignment becomes effective, also references in this Agreement to "Sema" will be deemed to refer to the assignee.

                  19. Miscellaneous. Paragraphs 9.8 through 9.11 of the Merger Agreement will apply to this Agreement to the same extent as though they were set forth in their entirety in this Agreement.

         IN WITNESS WHEREOF, the Company and Sema have executed this Agreement, intending to be legally bound by it, on the date set forth on the first page.

LHS GROUP INC.



By:
   ----------------------
Name:
Title:



SEMA GROUP plc




By:
   ----------------------
Name:
Title:


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